EXHIBIT 10.1

STOCK OPTION AGREEMENT
ANDREW CORPORATION
MANAGEMENT INCENTIVE PROGRAM

     THIS AGREEMENT is made as of the 16th day of November, 2004 (the “Grant Date”) between ANDREW CORPORATION, a Delaware corporation (the “Company”), and                      (the “Optionee”).

WITNESSETH:

     WHEREAS, the Company adopted the Andrew Corporation Management Incentive Program (the “MIP”) for the purpose of providing incentives to selected key employees by making available to them opportunities to acquire shares of the common stock, $.01 par value, of the Company (the “Common Stock”); and

     WHEREAS, the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) considers it desirable and in the best interests of the Company that the Optionee be granted options to purchase Common Stock.

     NOW THEREFORE, in consideration of these premises, the parties agree as follows:

     1. Grant. The Company grants to the Optionee an option to purchase                     shares of Common Stock at a price of $14.58 per share (the “Option Price”), on the terms and subject to the conditions hereinafter set forth (the “Option”).

     2. Duration; Exercise. The duration of the Option shall be for the period beginning on the Grant Date and continuing through the close of business on November 16, 2014 (the “Option Period”), subject to earlier termination or forfeiture under Section 3 and Section 7. Except to the extent otherwise provided in Section 3 and Section 7, this Option shall become fully exercisable on June 30, 2005.

     3. Right to Exercise in Certain Events. Notwithstanding the provisions of Section 2, but subject to Section 7, the Option shall be fully exercisable if the Optionee’s employment terminates (1) due to Retirement or Disability (as such terms are defined in the MIP) after not less than six months following the Grant Date, or (2) by reason of death. If the Optionee terminates employment by reason of Retirement or Disability, the Option will be exercisable for three years or, if earlier, until the end of the Option Period. If the Optionee dies while employed by the Company or after terminating by reason of Retirement or Disability, the Option will be exercisable by the Optionee’s Beneficiary until the earliest of one year after death, three years after termination due to Retirement or Disability, or the end of the Option Period. The Optionee may designate a person, trust or other entity as the Optionee’s Beneficiary. No such designation, or any revocation or change thereof, is effective unless made in writing on a form provided by the Committee and delivered to the Committee prior to death. If the Optionee fails to properly designate a Beneficiary or the Optionee’s Beneficiary fails to survive the Optionee, then the Optionee’s Beneficiary will be the Optionee’s estate. If the Optionee terminates employment for any reason other than Retirement, Disability or death, the Option will be exercisable (to the extent vested at termination of employment) until the earlier of three months after termination of employment or the end of the Option Period, and any portion of the Option which is not vested on such termination date shall be permanently forfeited. If the Optionee dies during such period, the Optionee’s Beneficiary may exercise the Option (to the extent vested and exercisable on the date of death) until the earlier of one year after death or the end of the Option Period. In the event of a Change-in-Control (as defined in the MIP), the Option shall be fully vested and exercisable during the 90 days immediately thereafter.

     4. Purchase of Option or Option Shares by Company. Following the death of the Optionee, the Company may, but need not, upon the request of the holder of the Option, purchase the Option prior to its exercise at a price equal to the difference between the Market Value, on the date of such request, of the shares of Common Stock then subject to exercise and the Option Price for such shares.

     5. Notice of Exercise. The Option, or any part of it, shall be exercised by written notice directed to the Committee at the following address:

Compensation and Human Resources Committee of the Board of Directors
c/o Executive Vice President and Chief Financial Officer
Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462

Such notice must state the Grant Date, the number of shares of Common Stock subject to the grant, and the number of shares of Common Stock with respect to which the Option is being exercised. The notice shall be accompanied by check, bank draft, money order or other cash payment or by delivery of a certificate or certificates, properly endorsed, for whole shares of Common Stock (provided that any such shares acquired from the Company must have been held by the Optionee for at least six months) equivalent in Market Value on the date of exercise to the Option Price, or by a combination of cash and shares, in full payment of the Option Price for the number of shares specified in the notice. The exercise may be with respect to any one or more shares covered by this Option, reserving the remainder for a subsequent timely exercise. The

Company shall make prompt delivery of such shares, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action, and provided further that the Company shall have no obligation to deliver any such certificate unless and until appropriate provision has been made for any withholding taxes in respect of such exercise. To the extent necessary to comply with the transfer restrictions set forth in Section 6, the shares delivered pursuant to such exercise shall contain the legend set forth therein.

     6. Restrictions on Transferability. Notwithstanding any provision of the Plan or this Agreement to the contrary, shares acquired on exercise of this Option may not be sold, assigned, pledged or otherwise transferred or encumbered during the Restricted Period (defined below). During the Restricted Period:

     (a) The Optionee shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends paid on such shares.

     (b) Each certificate issued with respect to shares issued on the exercise of this Option that are subject to a Restricted Period shall be registered in the name of the Optionee and shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in the Andrew Corporation Management Incentive Program and an Agreement entered into between the registered owner and Andrew Corporation. A copy of such Program and Agreement is on file in the office of the Secretary of Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois 60462.”

As soon as practicable after the Restricted Period ends, the Company shall transfer share certificates to the Optionee, free of all restrictions. For purposes of this Agreement, the “Restricted Period” shall be the period beginning on the Grant Date and ending on the dates indicated below with respect to the percentage of shares specified in the following schedule:

Percentage of Option shares awarded
Date	for which the Restricted Period ends:
November 16, 2005	25%
November 16, 2006	25%
November 16, 2007	25%
November 16, 2008	25%

Notwithstanding the foregoing, the Restricted Period shall end for all shares awarded hereunder upon a Change-in-Control or upon the Optionee’s termination of employment by reason of death, Disability or Retirement.

If the Optionee exercises this Option for less than all of the shares awarded in Section 1 prior to the date that the Restricted Period has ended for all such shares, shares transferred upon such exercise shall first include any shares for which the Restricted Period has ended and then, to the extent necessary, shares subject to a Restricted Period.

     7. Restrictions on Exercise Right. The Option may not be exercised if such exercise could constitute a violation of any applicable federal, state or other law or regulation.

     8. Rights Not Conferred. The Option shall not be affected by any change in the nature of the Optionee’s employment so long as the Optionee continues to be employed by the Company. Nothing contained in the MIP or in the Option shall confer upon the Optionee any right with respect to continuance of employment by the Company or interfere in any way with the right of the Company to terminate the employment of the Optionee at any time.

     9. Option Not Assignable. The Option is not transferable or assignable, and during the Optionee’s lifetime is exercisable only by the Optionee or by the Optionee’s guardian or legal representative; provided that no provision herein shall prevent the designation of a Beneficiary for the Option in the event of the Optionee’s death. The Optionee shall have none of the rights of a stockholder with respect to the Option shares until full payment of the Option Price and delivery of the certificate or certificates for such shares.

     10. Adjustments. If and to the extent that the number of outstanding shares of Common Stock shall be increased or reduced in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any other change in the corporate structure of the Company, the number and kinds of shares subject to the Option and the Option Price shall be proportionately adjusted by the Committee, whose determination shall be conclusive.

     11. Option Subject to MIP. The granting of the Option is being made pursuant to the MIP and the Option shall be exercisable only in accordance with the applicable terms of the MIP. The MIP contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Option. ALL OF THE PROVISIONS OF THE MIP ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY SET OUT HEREIN. Should the MIP become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation, or other term or condition of the MIP as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the MIP, as a rule of construction the terms of the MIP shall be deemed superior and apply. The Optionee hereby acknowledges receipt of a copy of the MIP.

     12. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Optionee’s Signature

Optionee’s Name (Print or Type)

Street Address

City, State, Zip Code

Social Security No.                Phone Number

 ANDREW CORPORATION

By:
Ralph E. Faison
President and Chief Executive Officer